Exhibit 99.2

EXPLANATORY STATEMENT

As previously reported in our filings with the Securities and Exchange Commission (the “SEC”), we have undertaken strategic reviews of our global portfolio and have announced plans to divest certain of our subsidiaries as part of a strategic shift. This strategic shift will have a significant effect on our operations and financial results. Accordingly, as of September 30, 2018, we will account for all of the divestitures that are currently part of this strategic shift as discontinued operations for all periods presented, including in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018 filed with the SEC on November 8, 2018 and in our Current Report on Form 8-K filed with the SEC on November 13, 2018 (including this Exhibit 99.2 and Exhibit 99.1 thereto, the “Form 8-K”), in which we recast the financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”) to present the operations and financial position of these entities as discontinued operations. Unless otherwise indicated, the information in this Form 8-K, including our segment information, relates only to our continuing operations. We also announced on November 8, 2018 that we are considering various strategic options with respect to the portion of our business operated through our online education program division known as Walden University (“Walden”). Because Walden does not meet the criteria to be classified as held for sale or a discontinued operation, it continues to be included in our continuing operations.

The information included in this Form 8-K is presented in connection with the reporting changes described above and does not otherwise amend or restate our audited consolidated financial statements that were included in the 2017 Form 10-K.  Unaffected items and unaffected portions of our 2017 Form 10-K have not been repeated in, and are not amended or modified by, this Form 8-K. This Form 8-K does not reflect events occurring after we filed the 2017 Form 10-K, and does not modify or update the disclosures therein in any way, other than to reflect the presentation of certain business units as discontinued operations as described above. Therefore, this Form 8-K should be read in conjunction with our other filings made with the SEC, including, and subsequent to, the date of the 2017 Form 10-K.

FORWARD LOOKING STATEMENTS

This Form 8-K contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, costs, expenditures, cash flows, growth rates, financial results and all statements we make relating to our planned divestitures, the expected proceeds generated therefrom and the expected reduction in revenue resulting therefrom, are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, including, without limitation, in conjunction with the forward-looking statements included in this Form 8-K, are disclosed in “Item 1—Business, Item 1A—Risk Factors” of our 2017 Form 10-K, as updated in Part II, Item 1A of our Form 10-Q for the quarter ended March 31, 2018 and in Part II, Item 1A of our Form 10-Q for the quarter ended September 30, 2018. Some of the factors that we believe could affect our results include:

•                  the risks associated with conducting our global operations, including complex business, foreign currency, political, legal, regulatory, tax and economic risks;

•                  our ability to effectively manage the growth of our business, implement a common operating model and platform, and increase our operating leverage;

•                  the development and expansion of our global education network and programs and the effect of new technology applications in the educational services industry;

•                  our ability to successfully complete planned divestitures and make strategic acquisitions, and to successfully integrate and operate acquired businesses;

•                  the effect of existing international and U.S. laws and regulations governing our business or changes to those laws and regulations or in their application to our business;

•                  changes in the political, economic and business climate in the international or the U.S. markets where we operate;

•                  risks of downturns in general economic conditions and in the educational services and education technology industries, that could, among other things, impair our goodwill and intangible assets;

•                  possible increased competition from other educational service providers;

•                  market acceptance of new service offerings by us or our competitors and our ability to predict and respond to changes in the markets for our educational services;

•                  the effect on our business and results of operations from fluctuations in the value of foreign currencies;

•                  our ability to attract and retain key personnel;

•                  the fluctuations in revenues due to seasonality;

•                  our ability to generate anticipated savings from our Excellence in Process (“EiP”) program, our shared services organizations (“SSOs”) and reductions in overhead costs after our planned divestitures;

•                  our ability to maintain proper and effective internal controls or remediate any of our current material weaknesses necessary to produce accurate financial statements on a timely basis;

•                  our focus on a specific public benefit purpose and producing a positive effect for society may negatively influence our financial performance;

•                  the future trading prices of our Class A common stock and the impact of any securities analysts’ reports on these prices; and

•                  our ability to maintain and, subsequently, increase tuition rates and student enrollments in our institutions.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this Form 8-K may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Our Beliefs

We believe in the power of education to transform lives, and the role that the Laureate network can play to benefit our students, the communities we serve and society. We believe that through innovation and operating leverage, we will be able to create superior experiences and outcomes for our students. In doing so, we employ a focused approach to operational excellence across all areas of our business and plan to invest future resources in markets and assets that we believe will continue to leverage the scale of our network to generate additional operating efficiencies, allowing us to continue to grow in a capital efficient manner while ensuring that academic quality and student experience remain a core priority.

Overview

As announced previously, we reviewed our global portfolio of institutions with the goals of simplifying and focusing our operations, reducing complexity, mitigating risks (such as political, regulatory, economic and currency), exiting smaller markets where our operations have less scale and maximizing our exposure to what we believe are the most attractive and scalable markets for our network. Following this strategic review, we determined to undertake a series of divestitures calculated to simplify and streamline our business. As reported in the 2017 Form 10-K, in 2017, we announced the divestiture of certain subsidiaries in our Europe, Middle East, Africa and Asia Pacific (“EMEAA”) and Central America & U.S. Campuses segments. On August 9, 2018, we announced that we plan to divest additional subsidiaries located in Europe, Asia and Central America, which are included in the EMEAA, Andean & Iberian, and Central America & U.S. Campuses segments. As of September 30, 2018, we will refer to the EMEAA segment as our “Rest of World” segment and to the Andean & Iberian segment as our “Andean” segment. We decided to focus principally on the Latin American markets where we operate large-scale platforms because we believe that these markets present the best opportunity for us to leverage network benefits by transitioning these institutions from decentralized, stand-alone units into an integrated and scaled network of institutions, enabled by a common operating model which we believe will leverage our competitive advantages in technology, intellectual property and curriculum design. In addition, we believe a more concentrated geographic footprint will allow us to further leverage scale and enable greater optimization of our cost structure.

After completing all of the announced divestitures, our remaining principal markets will be the core markets from which we draw approximately 80% of our students as of September 30, 2018—Brazil, Chile, Mexico and Peru (comprising our Brazil, Mexico and Andean segments), along with the Online & Partnerships segment and our institutions in Australia and New Zealand (comprising our Rest of World segment).

This strategic shift will have a significant effect on our operations and financial results. We expect that substantially all of the announced divestitures will be completed by mid-2019. We anticipate that the announced divestitures will enable us to focus on the integration of our platform and the creation of two scaled enterprises — one campus-based business primarily focused on emerging markets in Latin America, and one fully online platform in the U. S. We are currently evaluating the strategic fit of having these two scaled, but different, business units together in one organization. Accordingly, we are considering various strategic options for Walden with the goal of continuing to provide the best possible experience for Walden students, as well as ensuring the best position for Walden, for us and for our key stakeholders. To that end, we have had exploratory discussions with third parties regarding possible alternative transactions involving Walden. We are very proud of the quality and strength of Walden and we are very committed to maintaining that quality. Our conclusion following these discussions may be to decide to retain Walden within Laureate. At this time there is no assurance that we will engage in any transaction, or of the timing of any transaction, or that any proposed transaction, if it were to be announced, would be successfully consummated. Because Walden does not meet the criteria to be classified as held for sale or a discontinued operation, its results are reported within continuing operations for all periods presented.

General

We are the largest international network of degree-granting higher education institutions, primarily focused in Latin America, with more than 850,000 students enrolled at over 25 institutions with more than 150 campuses, which we collectively refer to as the Laureate International Universities network. The institutions in the Laureate International Universities network are leading brands in their respective markets and offer a broad range of undergraduate and graduate degrees through campus-based, online and hybrid programs. As of September 30, 2018, approximately 93% of our students attend traditional, campus-based institutions offering multi-year degrees, similar to leading private and public higher education institutions in developed markets such as the United States and Europe. Nearly two thirds of our students are enrolled in programs of four or more years in duration.

Our programs are designed with a distinct emphasis on applied, professional-oriented content for growing career fields and are focused on academic disciplines that we believe offer strong employment opportunities and high earnings potential for our students. We continually and proactively adapt our curriculum to the needs of the market. In particular, we emphasize science, technology, engineering and math (STEM) and business disciplines, areas in which we believe that there is large and growing demand, especially in developing countries. Since 2009, we have more than doubled our enrollment of students pursuing degrees in Medicine & Health Sciences, Engineering & Information Technology and Business & Management, our three largest disciplines. We believe the work of our graduates in these disciplines creates a positive impact on the communities we serve and strengthens our institutions’ reputations within their respective markets. Our focus on private-pay and our track record for delivering high-quality outcomes to our students, while stressing affordability and accessibility, has been a key reason for our long record of success.

We believe the global higher education market presents an attractive long-term opportunity, primarily because of the large and growing imbalance between the supply and demand for affordable, quality higher education in many parts of the world. We believe the combination of the projected growth in the middle class, limited government resources dedicated to higher education, and a clear value proposition demonstrated by the higher earnings potential afforded by higher education, creates substantial opportunities for high-quality private institutions to meet this growing and unmet demand. By offering high-quality, outcome-focused education, we believe that we enable students to prosper and thrive in the dynamic and evolving knowledge economy.

We operate institutions that address regional, national and local supply and demand imbalances in higher education. As the international leader in higher education, we believe we are uniquely positioned to deliver high-quality education across different brands and tuition levels in the markets in which we operate. In many developing markets, traditional higher education students (defined as 18-24 year olds) have historically been served by public universities, which have limited capacity and are often underfunded, resulting in an inability to meet growing student demands and employer requirements. Our institutions in these markets offer traditional higher education students a private education alternative, often with multiple brands and price points in each market, with innovative programs and strong career-driven outcomes. In many of these same markets, non-traditional students such as working adults and distance learners have limited options for pursuing higher education. Through targeted programs and multiple teaching modalities, we are able to serve the differentiated needs of this unique demographic.

Our program and level of study mix for 2017 was as follows:

Program Mix	Level of Study Mix

Based on 12/31/2017 total enrollments
Based on 12/31/2017 total enrollments	High school students are primarily in Mexico

The Laureate International Universities network enables us to educate our students locally while connecting them to an international community and offering them the advantages of our shared infrastructure, technology, curricula and operational best practices. For example, our students can take advantage of shared curricula, optional international programs and services, including English language instruction, dual-degree programs and other benefits offered by other institutions in our network. We believe that the benefits of the network translate into better career opportunities and higher earnings potential for our graduates.

Our Segments

We have five reportable segments, which are summarized in the table below. During the quarter ended September 30, 2018, a number of our subsidiaries met the requirements to be classified as discontinued operations, including the entire Central America & U.S. Campuses segment (see “EXPLANATORY STATEMENT”). As a result, the operations of the Central America & U.S. Campuses segment have been excluded from the segment information below. In addition, the portions of the Andean (formerly Andean & Iberian) and Rest of World (formerly EMEAA) reportable segments that met the requirements to be classified as discontinued operations have also been excluded from the segment information. We group our institutions by geography in Brazil, Mexico, Andean and Rest of World for reporting purposes. Our Online & Partnerships segment includes our fully online universities.

The following information for our segments is presented as of September 30, 2018, except where otherwise indicated. For further information related to our segment revenues, see Exhibit 99.1 to this Form 8-K. For further information related to our segments and institutions, see “—Our Segments and Institutions”).

	Brazil	Mexico	Andean	Rest of World#	Online & Partnerships‡	Total
Countries	1	1	2	4	2	10
Institutions	13	2	8	12	3	38
Enrollments (rounded to nearest hundred)	273,000	210,200	314,800	19,100	62,000	879,100
2018 YTD Revenues ($ in millions)*	$469.5	$463.9	$844.2	$170.2	$498.2	$2,436.5
% Contribution to 2018 YTD Revenues*	19%	19%	35%	7%	20%	100%

#                                         Includes eight licensed institutions in the Kingdom of Saudi Arabia that are managed under a contract that expires in 2019.

‡                                         In December 2017, we stopped accepting new enrollments at the University of Roehampton, an institution in our Online & Partnerships segment. We are no longer accepting new enrollments at the University of Liverpool, another institution in our Online & Partnerships segment.

*                                         The elimination of intersegment revenues and amounts related to Corporate, which total $9.4 million, is not separately presented.

Our Industry

We operate in the international market for higher education, which is characterized by a significant imbalance between supply and demand, especially in developing economies. In many countries, demand for higher education is large and growing. GSV Advisors (“GSV”) estimates that higher education institutions accounted for total revenues of approximately $1.5 trillion globally in 2015, with the higher education market expected to grow by approximately 5% per annum through 2020. Global growth in higher education is being fueled by several demographic and economic factors, including a growing middle class, global growth in services and technology-related industries and recognition of the significant personal and economic benefits gained by graduates of higher education institutions. At the same time, many governments have limited resources to devote to higher education, resulting in a diminished ability by the public sector to meet growing demand, and creating opportunities for private education providers to enter these markets and deliver high-quality education. As a result, the private sector plays a large and growing role in higher education globally. While the Laureate International Universities network is the largest international network of degree-granting higher education institutions in the world, our total enrollment at September 30, 2018 of more than 850,000 students represents only 0.4% of worldwide higher education students.

Large, Growing and Underpenetrated Population of Qualified Higher Education Students.  According to United Nations Educational, Scientific and Cultural Organization (“UNESCO”), 217.5 million students worldwide were enrolled in higher education institutions in 2015, more than double the 100.2 million students enrolled in 2000, and approximately 90% of those students were enrolled at institutions outside of the United States. In many countries, including throughout Latin

America and other developing regions, there is growing demand for higher education based on favorable demographics, increasing secondary completion rates and increasing higher education participation rates, resulting in continued growth in higher education enrollments. While global participation rates have increased for traditional higher education students (defined as 18-24 year olds), the market for higher education is still significantly underpenetrated, particularly in developing countries. For example, participation rates in Brazil and Mexico in 2015 were approximately 36% and approximately 23%, respectively, as compared to approximately 63% in the United States for the same period.

Strong Economic Incentives for Higher Education.  According to the Brookings Institution, approximately 3.2 billion people in the world composed the middle class in 2016, a number that is expected to be over five billion people by 2028. We believe that members of this large and growing group seek advanced education opportunities for themselves and their children in recognition of the vast differential in earnings potential with and without higher education. According to 2015 data from the Organization for Economic Co-operation and Development (“OECD”), in the United States and European Union countries that are members of the OECD, the earnings from employment for an adult completing higher education were approximately 74% and approximately 53% higher, respectively, than those of an adult with only an upper secondary education. This income gap is even more pronounced in many developing countries around the world, including a differential of approximately 149% in Brazil, and approximately 102% in Mexico. We believe the cumulative impact of favorable demographic and socio-economic trends, coupled with the superior earnings potential of higher education graduates, will continue to expand the market for private higher education.

Increasing Role of the Private Sector in Higher Education.  In many of our markets, the private sector plays a meaningful role in higher education, bridging supply and demand imbalances created by a lack of capacity at public universities. In addition to capacity limitations, we believe that limited public resources, and the corresponding policy reforms to make higher education systems less dependent on the financial and operational support of local governments, have resulted in increased enrollments in private institutions relative to public institutions. For example, Brazil relies heavily upon private institutions to deliver quality higher education to students, with approximately 74% (in 2015) of higher education students in Brazil enrolled in private institutions.

Favorable Industry Dynamics in Key Latin American Markets.  In the large Latin American markets in which we operate, many of the industry trends described above are even more prevalent, with strong growth in higher education over the past 15 years.

	% Private	# of Students (‘000)‡		Participation Rate*		Wage
	Sector#	2000	2015	2000	2015	Premium#
Brazil	74%	2,781	8,285	12%	36%	149%
Mexico	30%	1,963	3,515	15%	23%	102%
Peru	N/A	900	1,930	26%	47%	N/A
Chile	73%	452	1,222	27%	61%	137%

#                                         Based on 2015 OECD data.

‡                                         Based on 2015 UNESCO data.

*                                         Based on 2015 UNESCO data; defined as 18-24 year olds.

Increasing Demand for Online Offerings.  The acceptance of online learning in higher education is well-established, as evidenced by a survey conducted by the Babson Survey Research Group that reported that approximately 71% of academic leaders rated online learning outcomes as the same or superior to classroom learning in 2014. We believe that increasing student demand (for example, students taking at least one distance education course made up approximately 30% of all higher education enrollments in the United States as of the second half of 2015 according to the Distance Education Enrollment Report 2017), new instruction methodologies designed for the online medium, and growing employer and regulatory acceptance of degrees obtained through online and hybrid modalities will continue to drive online learning growth globally. Moreover, increasing the percentage of courses taught online in a hybrid educational model has significant cost and capital efficiency benefits as a greater number of students can be accommodated in existing physical campus space.

Growth in Outsourced Academic and Administrative Services.  To adapt to changing student preferences and greater demand for online and distance learning solutions, university leaders are refocusing their strategies around core academic functions, while seeking to outsource specialized technology functions and other administrative services. Private sector partners offering operational expertise and economies of scale are increasingly assisting universities through long-term relationships in areas such as online program management, technology support, facilities management, student services and procurement. According to a survey conducted by Inside Higher Ed in 2017, approximately 27% of college business officers in the United States believe that outsourcing more administrative services is a strategy they will implement in 2017-2018. We believe that these trends will increase opportunities for private sector partners to deploy their capabilities to traditional educational providers.

Our Strengths and Competitive Advantages

We believe our key competitive strengths that will enable us to execute our strategy include the following:

Scaled Platform Institutions Across Our Network.  Our scale facilitates distinct advantages for our students and allows us to leverage our operating model across our network more efficiently. It would take a competitor considerable time and expense to establish a network of international universities of similar scale with the high-quality brands, intellectual property and accreditations that we possess.

Our network facilitates competitive advantages related to:

•                  Curricula and Programs.  We are able to leverage our curricula and resources across our international network, allowing for the rapid deployment of new programs in our markets. Increasing amounts of our curricula are being standardized across our network, allowing us to lower the cost of program development by reusing and sharing content, while improving the quality of our programs. For example, the resources and support of our international network enabled the rapid expansion of our medicine and health sciences offerings, contributing to the opening of eight new medical schools since 2010 and increasing enrollment in the number of students pursuing degrees in the fields of medicine and health sciences from approximately 50,000 students in 2009 to more than 200,000 students as of September 30, 2018. We are also able to utilize our network to provide innovative offerings to our students, such as international joint and dual degree programs.

•                  Best Practices.  Through collaboration across our network, best practices for key operational processes, such as campus design, faculty training, student services and recruitment are identified and then rolled out to the institutions in our network.

•                  Unified Systems.  Our scale also permits increased investment in unified technology systems and an opportunity to leverage standardization of processes, centralization of common services (such as information technology, finance and procurement) and intellectual property, and implementing a common operating model and platform for content development, digital campus experiences, student services, recruitment and administrative services across our network. We believe this operating leverage positions us well for enhanced growth in profitability and cash flow relative to our enrollments and revenue.

In particular, the scale of our business in the markets in Latin America in which we operate confers a competitive advantage, in that we are well-positioned to leverage our scale across these large markets that are relatively homogeneous in many ways (e.g., language, geography and regulatory environments). We are creating a common operating model for our network institutions that integrates multiple software components, including SaaS-based information technology capabilities, student information system (“SIS”), enterprise resource planning (“ERP”), learning management system (“LMS”), and customer relationship management (“CRM”), into a single unified platform. We anticipate that implementation of the common operating model in these markets will create additional operational leverage that can be deployed not just at a brand or institution level, but more broadly across Brazil, Chile, Peru and Mexico.

Leading Intellectual Property and Technology.  We have developed an extensive collection of intellectual property that has in part been enabled by investments in unified technology systems. We believe this collection of intellectual property, including online capabilities, campus management, faculty training, curriculum design and quality assurance, among other proprietary solutions, provides our students a truly differentiated learning experience and creates a significant competitive advantage for our institutions over competitors. We have made significant investments to create unified technology systems across our network. These systems will provide data and insights on a scale that we believe will allow us to improve student experience, retention rates and outcomes, while also enabling a more efficient and lower cost educational delivery model.

Long-Standing and Respected University Brands.  We believe we have established a reputation for providing high-quality higher education in the countries in which we operate, and many of our institutions are among the most respected higher education brands in their local markets. Many of our institutions have over 50-year histories and are ranked among the best in their respective countries. For example, Universidade Anhembi Morumbi in Brazil is ranked by Guia do Estudante as one of São Paulo’s top universities, UVM Mexico, the largest private university in Mexico, was ranked seventh among all public and private higher education institutions in that country by Guía Universitaria, an annual publication of Reader’s Digest, Universidad Peruana de Ciencias Aplicadas (“UPC”) recently attained a 4-Star Rating from QS Stars™, making it the only 4-Star Rated university in that country, and Universidad Andrés Bello in Chile is ranked by SCImago among the five best universities in the country.

Many of our institutions and programs have earned the highest accreditation available, which provides us with a strong competitive advantage in local markets. For example, medical school licenses are often the most difficult to obtain and are only granted to institutions that meet rigorous standards. We serve more than 200,000 students in the fields of medicine and health sciences across more than 100 campuses throughout the Laureate International Universities network, including 20 medical schools and 15 dental schools. We believe the existence of medical schools at many of our institutions further validates the quality of our institutions and programs and increases brand awareness.

Commitment to Academic Quality.  We offer high-quality undergraduate, graduate and specialized programs in a wide range of disciplines that generate strong interest from students and provide attractive employment prospects. Our commitment to quality is demonstrated by, for example, the fact that our Brazilian institutions’ IGC scores (an indicator used by the Brazilian Ministry of Education (“MEC”) to evaluate the quality of higher education institutions) have increased by more than 26% on average from 2010 to 2016, placing three of our institutions in the top quarter, and approximately 98% of our students in Brazil enrolled in institutions ranked in the top third, of all private higher education institutions in the country. We focus on programs that prepare our students to become employed in high demand professions. Our curriculum development process includes employer surveys and ongoing research into business trends to determine the skills and knowledge base that will be required by those employers in the future. This information results in timely curriculum upgrades, which helps ensure that our graduates acquire the skills that will make them marketable to employers. We are also committed to continually evaluating our institutions to ensure we are providing the highest quality education to our students. Our proprietary management tool, the Laureate Education Assessment Framework (“LEAF”), is used to evaluate institutional performance based on 44 unique criteria across five different categories: Employability, Learning Experience, Personal Experience, Access & Outreach and Academic Excellence. LEAF, in conjunction with additional external assessment methodologies, such as QS Stars™, allows us to identify key areas for improvement in order to drive a culture of quality and continual innovation at our institutions.

Strong Student Outcomes.  We track and measure our student outcomes to ensure we are delivering on our commitments to students and their families. In 2017, we commissioned a study by Kantar Vermeer, a leading third-party market research organization, of graduates at Laureate institutions representing over 65% of total Laureate enrollments. Graduates at 10 of our 12 surveyed international institutions achieved, on average, equal or higher employment rates within 12 months of graduation as compared to graduates of other institutions in the same markets. In addition, in 10 of the 12 institutions surveyed, graduates achieved equal or higher starting salaries as compared to graduates of other institutions in those same markets (salary premium to market benchmarks ranged from approximately 15% to approximately 47%). Furthermore, a joint study by Laureate and the IFC/World Bank Group in 2014 showed that graduates of Laureate institutions in Mexico experienced higher rates of social mobility, finding jobs, and moving up in socioeconomic status than their peers in non-Laureate institutions. In 2016, we conducted a similar study with the IFC in Peru for two of our network institutions, UPC and Cibertec, which showed that graduates from the larger programs of both institutions had higher salaries than their control group counterparts. Additionally, graduates from UPC were found to experience a larger positive change in their socioeconomic status than their peers who completed studies at non-Laureate institutions.

Attractive Financial Model.

•                  Private Pay Model.  Approximately 70% of our total revenues for the year ended December 31, 2017 were generated from private pay sources. We believe students’ and families’ willingness to allocate personal resources to fund higher education at our institutions validates our strong value proposition.

•                  Revenue Visibility Enhanced by Program Length and Strong Retention.  The length of our programs provides us with a high degree of revenue visibility. The majority of the academic programs offered by our institutions last between three and five years, and nearly two thirds of our students were enrolled in programs of at least four years or more in duration as of December 31, 2017. Additionally, we actively monitor and manage student retention because of the impact it has on student outcomes and our financial results. The historical annual student retention rate, which we define as the proportion of prior year students returning in the current year (excluding graduating students), of over 80% has not varied by more than two percentage points in any one year over the last five years. Given our high degree of revenue visibility, we are able to make attractive capital investments and execute other strategic initiatives to help drive sustainable growth in our business.

•                  Attractive Margin Profile with Significant Operating Leverage.  Our international network of universities provides significant advantages of scale, enabling us to operate efficiently with attractive margin levels by leveraging the scale of our network. In 2014, we launched our first Excellence in Process (“EiP”) enterprise-wide initiative to optimize and standardize our processes to enable sustained growth and margin expansion. Our EiP programs have implemented vertical integration of procurement, information technology, finance, accounting, and human resources, enabling us to fully leverage the growing size and scope of our local operations while also enhancing our internal controls and have expanded to leveraging additional opportunities for efficiencies and savings related to the mid-office functions (including, for example, student information systems and the enrollment-to-graduation cycle) as well as general and administrative structure and certain student-facing activities.

Our Strategy

The execution of our strategy will be enabled by the following initiatives:

Integration of Latin American Campus-Based Operations Through Common Operating Model.  We anticipate that our focus on our core, scaled markets will allow us to integrate our campus-based operations in those markets. Our institutions in Latin America serve approximately 800,000 students in a relatively homogenous operating environment, creating a unique opportunity to harvest the benefits of scale. We believe that by implementing and optimizing our common operating model, we will be able to transition our institutions from operating as decentralized, stand-alone units to operating as an integrated and scaled network.

Tighter integration of our Latin American campus-based operations will also enable us to significantly reduce our cost structure and allow us to leverage the benefits of our scale across our more than 20 brands in these markets. By continuing to build on our success with the implementation of EiP, we believe that we can increase consistency and achieve scale with respect to back and mid-office functions, as well as certain front-office functions which impact the student from enrollment through graduation.

We anticipate that the common operating model will enable closer collaboration across our network and will facilitate network-wide innovation and improved student experiences, such as joint program development initiatives, global classrooms, increased sharing of best practices and additional coordinated investments in unified technology systems and new capabilities such as artificial intelligence (“AI”) and enhanced data analytics. We believe that this unification will enable us to be more nimble in our day-to-day operations and will allow us to extract valuable insights from more data across our network. We believe this will enable further innovation and efficiency in our academic model and operations. Further, we believe that this common operating system will enable us to lower the cost of delivery of education, which we believe should lead to improved margins and expanded market share. We plan to continue to centralize the development of certain curriculum, allowing us to build common teaching modules and courses at a lower cost and at higher quality, as compared to building modules and courses in each local market, as we can dedicate more resources to each course or module.

Leverage and Expand Existing Portfolio.  We will continue to focus on opportunities to expand our programs and the type of students that we serve, as well as our capacity in our markets to meet local demand, leveraging our existing platform to execute on attractive organic growth opportunities. In particular, we intend to add new programs and course offerings, expand target student demographics and, where appropriate, increase capacity at existing campuses, open new campuses and enter new cities in existing markets. We believe these initiatives will drive growth and provide an attractive return on capital.

•                  Add New Programs and Course Offerings.  We will continue to develop new programs and course offerings to address the changing needs in the markets. New programs and course offerings enable us to provide a high-quality education that we believe is desired by students and prospective employers.

•                  Expand Target Student Demographics.  We use sophisticated analytical techniques to identify opportunities to provide quality education to new or underserved student populations where market demand is not being met, such as non-traditional students (e.g., working adults) who may value flexible scheduling options, as well as traditional students. Our ability to provide quality education to these underserved markets has provided additional growth opportunities to our network and we intend to leverage our management capabilities and local knowledge to further capitalize on these opportunities in new and existing markets.

•                  Increase Capacity at Existing and New Campus Locations.  We will continue to make demand-driven investments in additional capacity throughout our network by expanding existing campuses and opening new campuses, including in new cities. We employ a highly analytical process based on economic and demographic trends, and demand data for the local market to determine when and where to expand capacity. When opening a new campus or expanding existing facilities, we use best practices that we have developed over more than the past decade to cost-effectively expedite the opening and development of that location.

Expand Online and Hybrid Education Programs.  We intend to increase the number of our students that receive their education through fully online or hybrid programs to meet the growing demands of students. Our online initiative is designed to not only provide students with access to innovative programs and modern digital experiences, but also to diversify our offerings, increase our enrollments and expand our digital solutions in a capital efficient manner, leveraging current infrastructure and improving classroom utilization.

For 2017, the percentage of student credit hours taken online in our campus-based institutions was approximately 20%, an increase from approximately 11% in 2015, and our goal is to increase that percentage of student credit hours to approximately 25% by the end of 2019. With a common LMS implemented throughout our network covering approximately 94% of our students as of September 30, 2018, we believe we have the scale to execute on this market opportunity, allowing us to differentiate ourselves further from our competitors.

We continue to accelerate the advancement of online education programs and technology-enabled solutions that deliver high-quality differentiated student experiences for our institutions at scale, including leveraging our network-wide launch of OneCampus® by Laureate, our global online campus. OneCampus® brings global connections, opportunities, courses, and workplace experiences to our students, who become “members” in the broader Laureate network of institutions and gain access to unique global opportunities online. Furthermore, it creates a channel for Laureate to manage online initiatives across the network and continually expand our portfolio of online offerings—reaching students, faculty, and alumni in the Laureate network and offering them a distinct market advantage.

Our strategy for the online opportunity includes the following components:

•                  Hybrid Online Programs.  Traditional 18-24 year old students attending campus-based institutions are increasingly seeking digital learning experiences that are blended with in-person learning. We provide those students with a hybrid learning experience, mixing face-to-face classroom experience with technology through our online platform, which we believe improves the student experience by providing them with a wide range of online courses, interactive discussions, virtual experiences, digital resources, and simulations that enhance their learning experiences both within and outside the classroom.

•                  Fully Online Programs.  Many students require flexible learning modules to accommodate work and personal responsibilities. Often, these students are working adults who are looking to either complete an undergraduate or post-graduate degree, or who want to gain a credential to accelerate or change careers. Our fully online programs provide students with a high-quality curriculum experience to achieve their goals.

•                  Distance Learning in Brazil.  The Brazil market offers a unique opportunity to provide a quality and at-scale distance learning offering. The distance learning format reduces the need for on-site support, providing students with flexibility to plan their studies. With an established presence of over 450 learning centers as of September 30, 2018, we have continued to leverage our local brands in Brazil to capitalize on our investment in distance learning centers to support demand.

Our Segments and Institutions

Effective August 9, 2018 (giving effect to discontinued operations and the renaming of our segments described in “EXPLANATORY STATEMENT”), Laureate offers its educational services through five reportable segments:

•                  Brazil;

•                  Mexico;

•                  Andean;

•                  Rest of World; and

•                  Online & Partnerships.

We determine our segments based on information utilized by our chief operating decision maker to allocate resources and assess performance. See Note 7, Business and Geographic Segment Information, in our consolidated financial statements for financial information regarding our operating segments and financial information about geographic areas; see also “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Segment Results and—Overview—Factors Affecting Comparability—Seasonality” in our 2017 Form 10-K (as revised in Exhibit 99.1 to this Form 8-K).

The following table presents information about the institutions as of September 30, 2018, and excludes institutions that are part of discontinued operations as of that date. (For additional information regarding divestitures and planned divestitures, see “EXPLANATORY STATEMENT”).

Reportable Segment (Enrollment)	Country	Higher Education Institution	Year Joined Laureate Network	Year Founded
Brazil (273,000)	Brazil	Universidade Anhembi Morumbi (UAM Brazil)	2005	1970
		Universidade Potiguar (UnP)	2007	1981
		Centro Universitário dos Guararapes (CUG)	2007	2002
		Faculdade Internacional da Paraíba (FPB)	2007	2005
		Business School São Paulo (BSP)	2008	1994
		Centro Universitário do Norte (UniNorte)	2008	1994
		FADERGS Centro Universitário (FADERGS)	2008	2004
		Instituton Brasileiro de Medicina de Reabilitação (Uni IBMR)	2009	1974
		Universidade Salvador (UNIFACS)	2010	1972
		Centro Universitário Ritter dos Reis (UniRitter)	2010	1971
		Faculdade dos Guararapes de Recife (FGR)	2012	1990
		FMU Education Group (FMU)	2014	1968
		Faculdade Porto-Alegrense (FAPA)	2014	2008
Mexico (210,200)	Mexico	Universidad del Valle de México (UVM Mexico)	2000	1960
		Universidad Tecnológica de México (UNITEC Mexico)	2008	1966
Andean (314,800)	Chile	Universidad de Las Américas (UDLA Chile)	*2000	1988
		Instituto Profesional AIEP (AIEP)	2003	1960
		Universidad Andrés Bello (UNAB)	*2003	1989
		Instituto Profesional Escuela Moderna de Música (EMM)	2008	1940
		Universidad Viña del Mar (UVM Chile)	*2009	1988
	Peru	Universidad Peruana de Ciencias Aplicadas (UPC)	2004	1994
		CIBERTEC	2004	1983
		Universidad Privada del Norte (UPN)	2007	1994
Rest of World (19,100)	Australia	THINK Education Group (THINK)	2013	2006
		Torrens University Australia (TUA)	2014	2014
	China	Blue Mountains International Hotel Management School—Suzhou (Blue Mountains Suzhou)	‡2008	2004
	New Zealand	Media Design School (MDS)	2011	1998
	Saudi Arabia	International Tourism and Hospitality College at Riyadh (ITHCR)	#2013	2013
		International Technical College at Jeddah (ITCJ)	#2013	2013

Reportable Segment (Enrollment)	Country	Higher Education Institution	Year Joined Laureate Network	Year Founded
		International Technical Female College at Makkah (ITCM)	#2013	2013
		International Technical Female College at Al-Kharj (ITCAK)	#2013	2013
		International Tourism and Hospitality College at Al-Madinah (ITHCAM)	#2014	2014
		International Technical Female College at Al-Nammas (ITCAN)	#2015	2015
		International Technical Female College at Buraydah (ITCB)	#2015	2015
		International Technical Female College at Wadi Al-Dawaser (ITCWAD)	#2014	2014
Online & Partnerships (62,000)	United Kingdom	Laureate Online Education B.V. (University of Liverpool)	†2004	1881
		Laureate Online Education B.V. (University of Roehampton)	†2012	2004
	United States	Walden University	2001	1970

*                                         Not-for-profit institution consolidated by Laureate as a variable interest entity.

‡                                         Managed by Laureate as part of a joint venture arrangement.

#                                         Managed by Laureate under a contract with the Kingdom of Saudi Arabia that expires in December 2019.

†                                         We do not intend to accept new enrollments at this institution.

†                                         In December 2017, we stopped accepting new enrollments at this institution.

Competition

We face competition in each of our operating segments. We believe competition focuses on price, educational quality, reputation, location and facilities.

Brazil, Mexico, Andean and Rest of World

The market for higher education outside the United States is highly fragmented and marked by large numbers of local competitors. The target demographics are primarily 18- to 24-year-olds in the individual countries in which we compete. We generally compete with both public and private higher education institutions on the basis of price, educational quality, reputation and location. Public institutions tend to be less expensive, if not free, but more selective and less focused on practical programs aligned around career opportunities. We believe we compare favorably with competitors because of our focus on quality, professional-oriented curriculum and the competitive advantages provided by our network. At present, we believe no other company has a similar network of international institutions. There are a number of other private and public institutions in each of the countries in which we operate. Because the concept of private higher education institutions is fairly new in many countries, it is difficult to predict how the markets will evolve and how many competitors there will be in the future. We expect competition to increase as the markets mature.

United States

The postsecondary education market is highly competitive, with no private or public institution holding a significant market share. We compete primarily with public and private degree-granting regionally accredited colleges and universities. Our competitors include both traditional and proprietary colleges and universities offering online programs. Traditional colleges and universities increasingly offer a variety of distance education alternatives to professional adults. Competition from traditional colleges and universities is expected to increase as they expand their online offerings.

We believe that the competitive factors in the postsecondary education market primarily include the following:

•                  relevant, high-quality and accredited program offerings;

•                  reputation of the college or university and marketability of the degree;

•                  flexible, convenient, and dependable access to programs and courses;

•                  regulatory approvals;

•                  qualified and experienced faculty;

•                  level of learner support;

•                  affordability of the program;

•                  availability of Title IV funds;

•                  marketing and recruiting effectiveness; and

•                  the time necessary to earn a degree.

Online & Partnerships

The market for fully online higher education is highly fragmented and competitive, with no single institution having any significant market share. The target demographics for our Global Online institutions are adult working professionals who are over 25 years old. Our Global Online institutions compete with traditional public and private nonprofit institutions and for-profit schools. In recent years, the competition for online enrollments has increased as more traditional campus-based institutions are becoming online enabled. Typically, public institutions charge lower tuitions than our Global Online institutions because they receive state subsidies, government and foundation grants, and tax-deductible contributions and have access to other financial sources not available to our Global Online institutions. However, tuition at private nonprofit institutions is typically higher than the average tuition rates charged by our Global Online institutions. Our Global Online institutions compete with other educational institutions principally based upon price, educational quality, reputation, location, educational programs and student services.

See “Item 1A—Risk Factors—Risks Relating to Our Business—The higher education market is very competitive, and we may not be able to compete effectively” in our 2017 Form 10-K.

Intellectual Property

We currently own, or have filed applications for, trademark registrations for the word “Laureate,” for “Laureate International Universities” and for the Laureate leaf logo in the trademark offices of all jurisdictions around the world where we operate institutions of higher learning. We have also registered or filed applications in the applicable jurisdictions where we operate for the marks “Laureate Online International” and “Laureate Online Education.” In addition, we have the rights to trade names, logos, and other intellectual property specific to most of our higher education institutions, in the countries in which those institutions operate.

Employees

As of December 31, 2017, including discontinued operations, we had approximately 65,000 employees, of which approximately 9,000 were full-time academic teaching staff and 21,000 were part-time academic teaching staff. In addition, we have approximately 700 part-time academic teaching staff who are classified as contractors, principally in Chile and Brazil. Our employees at many of our institutions outside the United States are represented by labor unions under collective bargaining agreements, as is customary or required under local law in those jurisdictions. At various points throughout the year, we negotiate to renew collective bargaining agreements that have expired or that will expire in the near term. We consider ourselves to be in good standing with all of the labor unions of which our employees are members and believe we have good relations with all of our employees.

Effect of Environmental Laws

We believe we are in compliance with all applicable environmental laws, in all material respects. We do not expect future compliance with environmental laws to have a material adverse effect on our business.

Our History

We were founded in 1989 as Sylvan Learning Systems, Inc., a provider of a broad array of supplemental and remedial educational services. In 1999, we made our first investment in global higher education with our acquisition of Universidad Europea de Madrid, and in 2001 we entered the market for online delivery of higher education services in the United States with our acquisition of Walden University. In 2003, we sold the principal operations that made up our then K-12 educational services business and certain venture investments deemed not strategic to our higher education business, and in 2004 we changed our name to Laureate Education, Inc. In August 2007, we were acquired in a leveraged buyout by a consortium of investment funds and other investors. On February 6, 2017, we consummated our initial public offering (“IPO”) and shares of our Class A Common Stock began trading on the Nasdaq under the symbol “LAUR”.

Public Benefit Corporation Status

In October 2015, we redomiciled in Delaware as a public benefit corporation as a demonstration of our long-term commitment to our mission to benefit our students and society. Public benefit corporations are a relatively new class of corporations that are intended to produce a public benefit and to operate in a responsible and sustainable manner. Under Delaware law, public benefit corporations are required to identify in their certificate of incorporation the public benefit or benefits they will promote and their directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in the public benefit corporation’s certificate of incorporation. Public benefit corporations organized in Delaware are also required to assess their benefit performance internally and to disclose publicly at least biennially a report detailing their success in meeting their benefit objectives.

Our public benefit, as provided in our certificate of incorporation, is: to produce a positive effect (or a reduction of negative effects) for society and persons by offering diverse education programs delivered online and on premises operated in the communities that we serve. By doing so, we believe that we provide greater access to cost-effective, high-quality higher education that enables more students to achieve their academic and career aspirations. Most of our operations are outside the United States, where there is a large and growing imbalance between the supply and demand for quality higher education. Our stated public benefit is firmly rooted in our company mission and our belief that when our students succeed, countries prosper and societies benefit. Becoming a public benefit corporation underscores our commitment to our purpose and our stakeholders, including students, regulators, employers, local communities and stockholders.

Certified B Corporation

While not required by Delaware law or the terms of our certificate of incorporation, we have elected to have our social and environmental performance, accountability and transparency assessed against the proprietary criteria established by an independent non-profit organization. As a result of this assessment, we have been designated as a “Certified B CorporationTM” under the standards set by an independent organization, which refers to companies that are certified as meeting certain levels of social and environmental performance, accountability and transparency.

The following description of the certification processes and standards was provided to us by the independent organization that designated us as a Certified B Corporation. The first step in becoming a Certified B Corporation is taking and passing a comprehensive and objective assessment of a business’s positive impact on society and the environment. The assessment varies depending on the company’s size (number of employees), sector and location. The standards in the assessment are created and revised by an independent governing body that determines eligibility to be a Certified B Corporation.

By completing a set of over 200 questions, which are customized for the company being assessed, that reflect impact indicators, best practices and outcomes, a company receives a composite score on a 200-point scale representative of its overall impact on its employees, customers, communities and the environment. Representative indicators in the assessment range from payment above a living wage, employee benefits, charitable giving/community service, use of renewable energy and, in the case of educational institutions like Laureate, student outcomes such as retention, graduation and employment rates.

Certification as a Certified B Corporation requires that a company achieve a reviewed assessment score of at least an 80. The review process includes a phone review, a random selection of indicators for verifying documentation and a random selection of company locations for onsite reviews, including employee interviews and facility tours. In the case of Laureate’s assessment, each subsidiary, as well as the corporate office in Baltimore, was required to complete an individual assessment for review that would be aggregated based on size to calculate an overall score. The assessment also includes a disclosure questionnaire, including any sensitive practices, fines and sanctions related to the company or its partners.

For Laureate, certification also required us to adopt the public benefit corporation structure, a step we have already completed. Once certified, every Certified B Corporation must make its assessment score transparent on the independent non-profit organization’s website. Acceptance as a Certified B Corporation and continued certification is at the sole discretion of the independent organization.

On January 22, 2018, Laureate was recertified as a Certified B Corporation by the independent third party.

Available Information

Our principal executive offices are located at 650 S. Exeter Street, Baltimore, Maryland 21202, telephone (410) 843-6100. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports are available free of charge to shareholders and other interested parties through the “Investor Relations” portion of our website at http://investors.laureate.net as soon as reasonably practical after they are filed with the SEC. The SEC maintains a website, www.sec.gov, which contains reports and other information filed electronically with the SEC by us. Various corporate governance documents, including our Audit Committee Charter, Compensation Committee Charter, Nominations and Corporate Governance Committee Charter, and Code of Conduct and Ethics are available without charge through the “Investor Relations,” “Corporate Governance” portion of our investor relations website, listed above.